UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 17, 2012

LA JOLLA PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	0-24274	33-0361285
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4370 La Jolla Village Drive, Suite 400, San Diego, California 92122

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 452-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 17, 2012, La Jolla Pharmaceutical Company (the “Company”) amended its Certificate of Incorporation to effect a 1-for-100 reverse split of its outstanding common stock (the “Reverse Split”). The Reverse Split was approved by the Company’s Board of Directors, pursuant to authority delegated to the Board by the Company’s stockholders on August 12, 2010. The Reverse Split was effected with the filing of a Certificate of Amendment with the Delaware Secretary of State (the “Certificate of Amendment”). No fractional shares will be issued in the Reverse Split and stockholders will instead be entitled to receive the cash value of any fractions of shares that would have been issued as a result of the Reverse Split. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1.

On March 30, 2011, the Company filed a Certificate of Designations, Preferences and Rights of Series C-11 Convertible Preferred Stock, Series C-21 Convertible Preferred Stock, Series D-11 Convertible Preferred Stock and Series D-21 Convertible Preferred Stock (collectively, the “Preferred Stock”) with the Secretary of State of the State of Delaware. No shares of the Preferred Stock are currently outstanding and the Company is permitted under the Delaware General Corporation Law to file a certificate of elimination to remove from its certificate of incorporation references to any class or series of stock when no shares of that class or series of stock remain outstanding. Accordingly, on February 21, 2012, the Company filed a Certificate of Elimination of the Preferred Stock with the Secretary of State of Delaware. A copy of the Certificate of Elimination is attached hereto as Exhibit 3.2.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment

3.2	Certificate of Elimination of Series C-1[1] Convertible Preferred Stock; Series C-2[1] Convertible Preferred Stock; Series D-1[1] Convertible Preferred Stock and Series D-2[1] Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LA JOLLA PHARMACEUTICAL COMPANY

Date: February 23, 2012	By:	/s/ George Tidmarsh
Name: George Tidmarsh
Title: President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Amendment

3.2	Certificate of Elimination of Series C-1[1] Convertible Preferred Stock; Series C-2[1] Convertible Preferred Stock; Series D-1[1] Convertible Preferred Stock and Series D-2[1] Convertible Preferred Stock